                                                                Exhibit 10.39.2

                                               December 7, 1994



To:    Myron E. Ullman, III


         This letter is to confirm our agreement with respect to your separation from employment at R.H. Macy & Co., Inc., together with any successor thereof, as constituted (and as it may from time to time be known) upon and after the merger of Federated Department Stores, Inc. ("Federated") with and into R.H. Macy & Co., Inc. pursuant to the Agreement and Plan of Merger between R.H. Macy & Co., Inc. and Federated dated as of August 16, 1994 (the "Merger Agreement"). R.H. Macy & Co., Inc. as so constituted is hereinafter referred to as "Macy's". The parties expressly agree that the following provisions represent certain benefits entitlements and other consideration for relinquishing your right to future employment with Macy's pursuant to the Amended and Restated Employment Agreement, dated as of February 5, 1994, as amended by letter agreements dated August 16, 1994, August 20, 1994, September 19, 1994 and December 6, 1994, between Macy's and you (as it may from time to time hereafter be amended, the "Employment Agreement") which have been agreed upon in order to reach this Agreement. As set forth below in Paragraph 22 hereof, the parties expressly acknowledge and agree that the Employment Agreement is not superseded hereby, shall remain in full force and effect in accordance with its terms, and that, except as expressly provided herein in Paragraphs 6 and 11 below, the payments and benefits owed to you hereunder are in addition to the payments and benefits owed to you under the Employment Agreement.

1. Your last day of employment at Macy's will be January 31, 1995 or, if later, the date on which the Effective Time (as defined in Section 2.5 of the Merger Agreement) occurs (such last day being referred to herein as the "Termination Date"), unless sooner terminated due to your death or disability. The parties agree that this Agreement constitutes a Notice of Termination for purposes of the Employment Agreement.

2. On the later of the Effective Date (as defined below) of this Agreement or the Termination Date, Macy's will (i) forgive your outstanding indebtedness with respect to Macy's which is equal to $100,000 (the "Indebtedness") and (ii) pay you such amounts as are necessary to place you in the same after-tax financial position that you would have been in if you had not incurred any federal, state or local income tax liability in connection with Macy's forgiveness of the Indebtedness, it being agreed that such reimbursements shall be in the amount of $85,460.

3. On the later of the Effective Date of this Agreement or the Termination Date, in lieu of any further monthly car allowance, Macy's agrees to pay you, in a lump sum, $96,000, less applicable taxes and withholding, which is equivalent to your car allowance for 36 months.

4. You will receive retirement benefits as set forth on Schedule A attached hereto, less applicable taxes and withholding; provided that such benefits shall be reduced, but not to below zero, by the aggregate amounts (to the extent accrued through the Termination Date) payable under the R.H. Macy & Co., Inc. Pension Plan, the R.H. Macy & Co., Inc. Pension and Benefit Equalization Plan, the Federated Department Stores, Inc. Pension Plan and the Retirement Income portion of the Federated Department Stores, Retirement Income and Thrift Incentive Plan (after adjusting such benefits for payment at the same time and in the same manner as your benefits under the aforementioned plans), all of which provide exclusively for defined benefit accruals. The parties expressly acknowledge and agree that neither this Paragraph 4 nor any other provision of this Agreement shall in any manner reduce or affect your rights and benefits under the aforementioned plans, and that you continue to have and will have all rights and be entitled to all benefits under such plans and any other retirement plans of Macy's as you may otherwise now or in the future have or be entitled to without regard to this Agreement.

5. Macy's shall continue to pay the premiums you are obligated to pay in connection with the split dollar life insurance policy currently in effect between Macy's and yourself (the "Policy") (and shall continue to pay you such additional amounts as are necessary to place you in the same after-tax financial position that you would have been in if you had not incurred any federal, state or local income tax liability in connection with such payments) for a period of 36 months commencing with the Termination Date, and all rights and obligations of the parties thereto shall continue in full force and effect under such Policy. The parties expressly acknowledge, without limiting the generality of the last sentence of Paragraph 22, that the obligations of Macy's under Section 6(a) of the Employment Agreement are not limited by this Paragraph 5 and remain in full force and effect in accordance with the terms of Section 6(a) of the Employment Agreement.

6. On the later of the Effective Date of this Agreement or the Termination Date, Macy's will pay you, in a lump sum, the cash bonus provided for under Section 5 of the Employment Agreement for the 12-month period commencing July 1 within which the Termination Date occurs, prorated for the portion of the applicable 12-month period completed as of the Termination Date, which prorated lump sum, as of January 31, 1995, is equal to $364,581, less applicable taxes and withholding. This payment is not intended to, and does not, extend your employment beyond the Termination Date. The payments under this Paragraph 6 shall subsume any prorated bonus payments otherwise required to be made under Section 5 and
      Section 10 of the Employment Agreement with respect to the 12-month period commencing July 1 within which the Termination Date occurs.

7. On the later of the Effective Date of this Agreement or the Termination Date, Macy's agrees to pay you, in a lump sum, $45,000, less applicable taxes and withholding, for financing planning services.

8. Macy's will continue to make available to you office space and secretarial services substantially comparable to the office space and secretarial services available to you as of January 1, 1995, until the first to occur of (i) the one-year anniversary of the later of the Effective Date of this Agreement or the Termination Date or (ii) your commencement of employment with an entity unaffiliated with Macy's. This provision is not intended to, and does not, extend your employment beyond the Termination Date.

9. You and your present wife will be entitled to a merchandise discount (the "Discount"), as set forth herein, during your lifetime and your present wife's lifetime. Following the effective date of the Joint Plan of Reorganization of Macy's and certain of its subsidiaries (the "Joint Plan"), which includes the consummation of a merger pursuant to the Merger Agreement, and through the third anniversary of the Termination Date, your discount will be at the rate of 40% and will be available at all Federated divisions. Macy's will pay you such amounts as are necessary to place you in the same after-tax financial position that you would have been in if you had not incurred any federal, state or local income tax liability in connection with all purchases made through such third anniversary of the Termination Date pursuant to such merchandise discount program. Such amounts will be paid annually in


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
      January, for purchases made during the prior year. Following such third anniversary, you will be entitled to the merchandise discount then applicable to Chief Executive Officers of Federated divisions at all Federated divisions. The merchandise discount will be subject to all terms and conditions that apply to that privilege, as may be amended from time to time.

10. Macy's agrees to cover you for long-term disabilities, on the same terms and conditions as are currently in effect, with respect to long-term disabilities occurring within the period of 36 months commencing with the Termination Date. Such coverage shall be provided for as long as you do not receive long-term disability benefits from a subsequent employer of yours (a "Successor Employer"); provided that you accept any coverage for which you are eligible that is available to other similarly situated executives of a Successor Employer; and provided, further, that, in any event, if you receive payments on account of long-term disability incurred within such 36-month period under a disability program of your Successor Employer (the "Successor LTD Benefits"), or if you incur a long-term disability within such 36-month period for which Successor LTD Benefits are not payable, Macy's will pay or cause you to be paid the excess of (i) the payments which you would have received under the coverage required to be provided to you under the first sentence of this Paragraph 10 (had you not been covered by the long-term disability program of your Successor Employer) over (ii) the Successor LTD Benefits, if any. Long-term disability coverage under this Paragraph 10 shall be provided by Macy's payments to you (or, with your consent, on your behalf) of the amount of all required premiums relating to your participation in the long-term disability plan, program, or insurance policy or other arrangement under which Macy's will provide the long-term disability benefits required hereby, it being understood that you will be subject to income taxation on such payments.

11. Macy's agrees to continue to pay the premiums for health insurance benefits ("Health Benefits") at the same level to which you are currently entitled, including premiums in connection with any converted policies with respect to such Health Benefits, to the extent you currently participate in these programs, for a period of 36 months commencing with the Termination Date. Such payments shall be made as long as you do not receive health insurance benefits from a Successor Employer; provided that you accept any coverage for which you are eligible that is available to other similarly situated executives of a Successor Employer; and provided,


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
      further, that any benefits not payable by the Successor Employer but that would have been payable under the insurance required to be purchased on your behalf under the first sentence of this Paragraph 11 (had you not been covered by the health insurance program of your Successor Employer) shall be payable by Macy's. The benefits under this Paragraph 11 shall subsume any medical benefits otherwise required to be provided under
      Section 10(a) of the Employment Agreement.

12. You understand that Macy's makes no representations as to the income tax treatment of any payments hereunder and that any and all payments (and all salaries, benefits and/or other payments previously made to you by Macy's) will be subject to such tax treatment as applies, and to such deductions, if any, as may be required under the applicable tax laws.

13. It is expressly understood and agreed that this settlement and the effectuation of its terms do not constitute an admission or statement by any party that Macy's has acted unlawfully or is otherwise liable to you in any way. It is further agreed that evidence of this settlement, its terms or the circumstances surrounding the parties entering into this Agreement, shall be inadmissible in any action or lawsuit of any kind, except an action for alleged breach of this Agreement.

14. Until your last day of employment by Macy's, you agree to faithfully and diligently perform your duties consistent with your position as Deputy Chairman of Macy's, in a manner such as to promote a successful transition following your separation from employment, serve Macy's and its divisions, subsidiaries and affiliates to the best of your ability and comply with Macy's Code of Business Conduct. You shall devote your working time, attention and energies to the business and affairs of Macy's and its divisions, subsidiaries and affiliates; provided, however, that nothing herein shall prevent you from taking action, between the date of this Agreement and your last day of employment, relating to your future employment, so long as such action does not prevent you from performing your required duties for Macy's.

15. These payments and benefits are not intended to, and do not, extend your employment beyond the Termination Date. Notwithstanding the foregoing, you are required to comply with all applicable Term (as defined in the Employment Agreement) and post-Term terms and conditions set forth in the Employment Agreement; provided, however, that the non-competition


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
      provisions set forth in Section 12(d) of the Employment Agreement shall not be applicable and, therefore, nothing herein or therein shall preclude you from accepting any other employment, including without limitation employment with a competing retailer.

16. You agree to return to Macy's all original documents, software, equipment, and other materials belonging to Macy's, including, but not limited to, Macy's identification and keys, wherever such items may be located.

17. In consideration for Macy's commitment to the various arrangements described in the preceding paragraphs, and in lieu of any other benefits or payments, as a full and final mutual settlement, you hereby release and discharge Macy's, its divisions, subsidiaries and affiliates and the current and former directors, officers, shareholders, agents and employees of each, and each of their predecessors, successors and assigns (herein "the Macy Entities"), from any and all claims and causes of action arising out of or related to your employment or separation from employment, including, but not limited to, any claims for severance pay, vacation pay, salary, bonuses or other compensation, discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, pregnancy, disability (as defined by the Americans with Disabilities Act, or any other federal, state or local law), age or other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act, as amended, or any other federal, state, or local laws), as well as any claims in contract or tort including, but not limited to, claims for breach of implied or express contracts, breach of promises, misrepresentation, fraud, estoppel or wrongful discharge, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement; provided, however, that nothing contained herein shall be construed to release any claim you may have against Macy's (i) for payments or benefits specifically set forth in this Agreement or under the Employment Agreement; (ii) related to the obligation of Macy's to indemnify you as and to the full extent it is required to indemnify directors and officers of Macy's for services in such capacities; (iii) related to pre-petition obligations of Macy's, to the extent such pre-petition obligations have been provided for in the Joint Plan or (iv) under the continuation-of-coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). It is further agreed that you have not


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

      and will not institute any complaint, lawsuit, or action at law or otherwise against any of the Macy Entities and shall hold each of the Macy Entities harmless against such actions except for (i) actions related to the various payments and benefits specified in this Agreement, which describes the complete arrangements to which we agree as to the subject matter thereof, or in the Employment Agreement; (ii) actions related to the obligation of Macy's to indemnify you as and to the full extent it is required to indemnify directors and officers of Macy's for services in such capacities; (iii) actions related to pre-petition obligations of Macy's, to the extent such pre-petition obligations have been provided for in the Joint Plan and (iv) actions under COBRA.

18. In the event of a breach of this Agreement, either party will be entitled to such relief as is provided by law or equity.

19. If any section of this Agreement should be held invalid by operation of law or by a tribunal of competent jurisdiction, or if compliance with or enforcement of any section is restrained by such tribunal, the application of any and all other sections, other than those which have been held invalid, shall not be affected.

20. This Agreement shall be binding on you, your heirs, administrators, representatives, executors, successors and assigns and shall likewise be binding on Macy's and its divisions, subsidiaries and affiliates, and their respective successors and assigns, and shall inure to the benefit of you, your heirs, administrators, representatives, executors, successors and assigns, and of Macy's and its divisions, subsidiaries and affiliates, and their respective successors and permitted assigns.
      Macy's shall not assign this Agreement without your consent; provided that (i) unless you consent otherwise, Macy's shall cause the purchaser of substantially all of the assets of Macy's to assume the obligations under this Agreement and (ii) in the event of an assignment to such a purchaser, Macy's shall continue to remain jointly and severally liable for such obligations.

21. Except as otherwise expressly provided above, (i) you shall be under no duty to mitigate any of the payments and benefits otherwise provided for herein, and (ii) such payments and benefits shall in no event be reduced in the event that you do so mitigate.



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
22. This Agreement sets forth the entire Agreement between the parties with respect to the subject matter hereof and fully supersedes any and all prior agreements or understandings between them pursuant to such subject matter. The parties expressly acknowledge and agree that the Employment Agreement is not superseded, and shall remain in full force and effect in accordance with its terms, and that, except as expressly provided in the Paragraphs 6 and 11 above, the payments and benefits owed to you hereunder are in addition to the payments and benefits owed to you under the Employment Agreement.

23. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflict of laws.

24. You have the right to consult with an attorney to review this Agreement and are encouraged to do so. Any legal expenses (at your attorneys' standard hourly rates, plus disbursements) actually incurred by you in connection herewith, as well as any legal expenses (at your attorneys' standard hourly rates, plus disbursements) actually incurred by you regarding matters in connection with the Merger (as defined in the Merger Agreement) and the Joint Plan, but not in excess of $100,000, shall be reimbursed to you by Macy's no later than the tenth business day to follow the consummation of the Merger; provided that you submit proof in reasonable detail of such expenses. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Macy's shall pay all of the fees and expenses of such arbitrator and the
      other costs of arbitration.   In addition, Macy's shall pay your
      reasonable legal fees and expenses incurred in connection with any successful enforcement or defense by you of your rights hereunder.

25. You have 21 days to consider this Agreement from the date it was first given to you although you may accept it any time within those 21 days.

26. You have seven days after signing this Agreement to revoke it by notifying Macy's, in writing, of such revocation within the seven-day period. However, if you do not revoke your signature, the Agreement will become effective on the eighth day after you sign it (the "Effective Date").


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
27. The obligations hereunder of the parties hereto shall not become effective until the Effective Time (as defined in Section 2.5 of the Merger Agreement), and this Agreement shall be null and void and of no further force or effect if the Merger Agreement is terminated prior the Merger for any reason.

         If the arrangements we have discussed and agreed upon are accurately set forth above, please confirm your approval and acceptance of our Agreement by signing both enclosed copies of this Agreement, and returning both copies to the undersigned.

         This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties thereto.

         The undersigned hereby represents that he is duly authorized to execute this Agreement on behalf of Federated Department Stores, Inc., and that this Agreement shall be binding and enforceable in all regards against Macy's upon and after the Effective Time (as defined in Section 2.5 of the Merger Agreement).

                       FEDERATED DEPARTMENT STORES, INC.


                       By:  /s/ Dennis J. Broderick
                          -------------------------------------
                       Name:  Dennis J. Broderick
                       Title: Senior Vice President,
                              General Counsel and Secretary

ACKNOWLEDGED BY:

R.H. MACY & CO., INC.

By:   Diane P. Baker
   ---------------------
Name:  Diane P. Baker
Title: Group Senior Vice President
       and Chief Financial Officer

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND TAX ADVISOR. I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE SEVEN DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY NOTIFYING MACY'S, IN WRITING, OF MY REVOCATION. IF I DO NOT REVOKE MY SIGNATURE, THE AGREEMENT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT.


        Myron E. Ullmann                        12/8/94
- - ----------------------------------       --------------------------------
Myron E. Ullman, III                                    Date

                                January 24, 1995


                                                                    513/579-7560
                                                                FAX 513/579-7354

Mr. Myron E. Ullman, III
200 North Street
Greenwich, CT  06830

Dear Mike:

       We have requested that you resign as Deputy Chairman of Federated Department Stores, Inc. (the "Company") effective as of January 27, 1995, rather than as of January 31, 1995 as presently contemplated. In consideration for your agreement to do so, we are hereby offering to provide you with the assurances and administrative arrangements relating to your termination set forth below.

       First, the Company represents and agrees that your termination as of January 27, 1995, rather than as of January 31, 1995 as currently contemplated by your termination agreement with the Company dated December 7, 1994 (the "Termination Agreement"), shall not have any adverse financial, economic or other adverse effect on you of any kind. Thus, for example, but without limitation, your salary, benefits and other compensation and remuneration will continue as though you had terminated on January 31, 1995, whether such salary, benefits and other compensation and remuneration are provided for under the Termination Agreement, your Amended and Restated Employment Agreement with the Company dated February 5, 1994, as amended by letter agreements dated August 16, 1994, August 20, 1994, September 19, 1994 and December 6, 1994
(collectively, the "Employment Agreement") or otherwise. As another example, again without limitation, in those cases in which the Company would have continued to provide you with salary, benefits or other compensation or remuneration for a fixed period of time measured from January 31, 1995, the fixed period shall not end sooner than it would have ended were you to have terminated on January 31, 1995.

       Second, the Company will pay to you (net of tax withholding) on January 25, 1995, by wire transfer, the aggregate amount of all gross-up payments it is required to pay to you under Paragraph 5 of the Termination Agreement (i.e., $86,871.00). The Company expressly acknowledges that it will continue to have all other obligations regarding your split-dollar life insurance as are provided under Paragraph 5 of the Termination Agreement and as are provided under Section 6(a) of the Employment Agreement.

Mr. Myron E. Ullman, III
January 24, 1995
Page 2




       Third, the Company will pay to you (net of tax withholding) on January 25, 1995, by wire transfer, $20,655.00. We understand that you will wire transfer $20,655.00 to the Company as soon as practicable after your receipt thereof, at which point the Company will accept your return of such sum as prepayment of all your required premiums relating to the Company's provision, as required by Section 10 of the Termination Agreement, of long-term disability benefits for disabilities incurred by you on or before January 31, 1998. We will contact you if we insure all or a portion of the coverage with an outside insurer.

       Fourth, the Company will on or before January 27, 1995 wire transfer to you (net of applicable tax withholding):

              Your salary for January 1995                              $ 104,166.67

              Your automobile allowance for January 1995                    2,666.67

              The amounts owed to you under Section 10(a) of
              the Employment Agreement (i.e., $2,500,000  +
              $1,727,300)                                               4,227,300.00

              The amounts owed to you under Paragraph 2
              of the Termination Agreement                                 85,460.00

              The amounts owed to you under Paragraph 3
              of the Termination Agreement                                 96,000.00

              The amounts owed to you under Paragraph 6
              of the Termination Agreement                                364,581.00

              The amounts owed to you under Paragraph 7
              of the Termination Agreement
                                                                           45,000.00
                                                                       -------------

                                                                      $4,925,174.334
                                                                       =============


It is expressly understood that your agreement to terminate on January 27, 1995 is subject to the condition precedent that the Company makes the wire transfer of $4,925,174.34 (net of applicable tax withholding) on or before such date.
We also expressly acknowledge our obligation to reimburse you for your legal expenses as provided by Paragraph 24 of the Termination Agreement, upon your submission of proof in reasonable detail of such expenses.

       If the arrangements we have discussed and agreed upon are accurately set forth above, please confirm your approval and acceptance of our Agreement by signing both enclosed copies of this Agreement, retaining one copy for your files and returning one copy to the undersigned.

       The undersigned hereby represents that he is duly authorized to execute this Agreement on behalf of the Company. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                               FEDERATED DEPARTMENT STORES, INC.



                                        /s/   Dennis J. Broderick
                               ----------------------------------------




ACKNOWLEDGED AND AGREED:



By:      /s/  Myron E. Ullman
   ----------------------------------
       Myron E. Ullman, III